Exhibit 99.2

Under Armour: Second Quarter 2011 Earnings Call, July 26, 2011 (Brad Dickerson)

Thanks, Kevin. I would now like to spend some time discussing our second quarter and year-to-date financial results, as well as our updated 2011 guidance.

Our net revenues for the second quarter of 2011 increased 42% to $291 million. Year-to-date net revenues are up 39% to $604 million.

Apparel grew 36% to $205 million during the quarter, our highest quarterly growth rate for the category since the third quarter of 2007. Apparel is up 35% year-to-date and continues to see broad-based strength across each of our Men’s, Women’s, and Youth categories. As Kevin mentioned, we are pleased with our Charged Cotton launch and the program remains on track to generate approximately $60 million of net revenues in 2011. And as we have discussed, we will launch the next chapter of our Charged Cotton story, Storm Fleece, this September. Beyond the Training category, which includes Charged Cotton, we are also seeing strong growth in our Graphics business, which more than doubled during the quarter.

Our Direct-to-Consumer net revenues increased 81% for the quarter and 67% year-to-date, representing approximately 27% and 24% of net revenues, respectively, as compared to 21% and 20% in the prior year periods. We opened nine new Factory House stores during the second quarter, increasing our Factory House store base to 72, up 60% from 45 locations at the end of last year’s second quarter. We expect approximately 7 additional Factory House stores to open in 2011, bringing our total door count by year end to 79. In addition, we expect to open our first Hybrid store model this October. Growth in our Ecommerce business remains strong driven primarily by higher traffic and conversion rates year-over-year, and we expect our new web platform to go live this fall.

Footwear net revenues during the second quarter increased 31% to $47 million from $36 million last year, representing 16% of net revenues. Growth was predominantly driven by our running product, led by our Assert product and initial sell-in of some of our back-to-school product. We continue to see greater 2011 footwear growth concentrated in the second and third quarters.

Accessories net revenues during the second quarter increased 266% to $32 million from $9 million last year, reflecting the addition of our hats and bags business which we brought in-house in January and which has also received strong consumer acceptance. We now expect our hats and bags business to contribute an incremental $70 million of net revenue in 2011, up from our prior guidance of an incremental $60 million.

International net revenues increased 58% to $14 million in the second quarter and represented approximately 5% of total net revenues. Growth was driven primarily by results in the EMEA region. As expected, our licensing revenues in Japan through our partners at Dome Corporation were impacted in the quarter by the March earthquake and tsunami. We are starting to see some recovery in this market and still expect our overall business there to be up meaningfully year-over-year in 2011.

Licensing net revenues declined 27% to $7 million in the second quarter, driven primarily by the transition of our hats and bags business in-house and the year-over-year pressure with our licensing business in Japan that I just mentioned.

Second quarter gross margins were 46.3% compared with 48.8% in the prior year’s quarter. We had three primary factors contributing to the 250 basis point gross margin contraction:

•	First, in apparel, less favorable product mix, input costs, and sales allowances negatively impacted margins by 160 basis points.

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Second, a lower mix of licensing net revenues negatively impacted margins by approximately 120 basis points. Both the hats and bags transition to in-house and the recent challenges for our Japanese licensee were key factors.

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And finally, we continue to generate a higher percentage of net revenues from our higher-margin Direct-to-Consumer business, which grew 81% during the period, positively impacting margins by approximately 45 basis points.

Selling, general and administrative expenses as a percentage of net revenues leveraged to 42.4% in the second quarter of 2011 from 45.4% in the prior year’s period. Details around our four SG&A buckets are as follows:

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First, Marketing costs declined to 11.7% of net revenues for the quarter from 13.4% in the prior year period. While we experienced some shifting of dollars from the first quarter into the second quarter, our strong top line growth allowed us to leverage marketing costs during the second quarter.

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Second, Selling costs increased slightly to 10.5% of net revenues for the quarter from 10.4% in the prior year period, primarily driven by the continued expansion of our Factory House stores and investments in our Ecommerce business.

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Third, Product Innovation and Supply Chain costs decreased slightly to 10.7% of net revenues from 10.8% last year. Similar to last quarter, we continue to invest in these areas to support our long-term growth, but were able to show modest leverage given the strength of our top line.

•	Finally, Corporate Services decreased to 9.5% of net revenues compared to 10.8% in the prior year period as we leveraged corporate personnel, IT, and facility expenses.

Operating income during the second quarter grew nearly 65% to $11 million compared with $7 million in the prior year. Operating margin expanded 50 basis points to 3.9% from 3.4% in the prior-year quarter.

Our second quarter tax rate of 41.7% was favorable to the 43.0% rate in the prior year period.

Our resulting net income in the second quarter increased 78% to $6.2 million compared with $3.5 million in the prior year period. Second quarter diluted earnings per share increased 73% to $0.12 compared with $0.07 in the prior year.

Now on to the key balance sheet items. Total cash and cash equivalents at quarter-end decreased 23% to $120 million compared with $156 million at June 30, 2010. We have no borrowings outstanding on our $300 million revolving credit facility. During the quarter, we did take out the $25 million term loan that was included in the overall credit facility, to finance part of our purchase of our corporate headquarters here in Baltimore. The closing for the purchase took place in early July 2011. In connection with the closing, we also assumed a $38.6 million loan attached to the property.

Inventory at quarter-end increased 74% year-over-year to $311 million compared to $179 million at June 30, 2010. Similar to last quarter, two factors contributed to our inventory growth during the quarter:

•	the transition of our hats and bags business in-house, and

•	an earlier planned build of our ColdGear apparel for the 2011 Fall/Winter season.

Excluding these factors, inventory would have increased approximately 57%, compared to our net revenues growth of 42% and reflecting our ongoing efforts to better service anticipated demand.

Our investment in capital expenditures was approximately $20 million for the first quarter and approximately $32 million year-to-date. We are now planning capital expenditures for 2011 toward the high end of our previously indicated range of $45 to $50 million. In addition to our normal operating capital expenditures plans, we will have approximately $65 million in total investments for 2011 related to the just completed purchase of our corporate headquarters and other investments and improvements in the campus.

Now moving onto our updated outlook for 2011. Previously, we anticipated 2011 net revenues of $1.37 billion to $1.39 billion, an increase of 29% to 31% over 2010, and 2011 operating income of $149 million to $153 million, an increase of 33% to 36% over 2010. Given our current visibility, we are raising this full year 2011 outlook. We now anticipate 2011 net revenues in the range of $1.42 billion to $1.44 billion, an increase of 33% to 35% over 2010, and 2011 operating income in the range of $155 million to $160 million, an increase of 38% to 42% over 2010. Our current guidance implies full year operating margins of between 10.9% to 11.1%, leveraging 30 to 50 basis points from the 10.6% level achieved in 2010. We expect additional gross margin pressure for the year to be more than offset by improved SG&A leverage due to our top line strength. We will provide more details on this shortly.

Below the operating line, we continue to expect to see an effective tax rate of approximately 40.0% in 2011. We are pursuing certain tax credits in the back half of the year, similar to those attained in 2010, which would enable us to improve on this rate. As a reminder our full year effective tax rate in 2010 was 37.1%. Finally, we continue to anticipate fully diluted weighted average shares outstanding of approximately 52.5 million to 52.7 million for 2011.

Now we would like to provide some additional color around our outlook for the remainder of 2011.

First with respect to gross margins.

We had previously outlined some of the headwinds we face in 2011, including:

•	the transition of our Hats & Bags business from a licensing model to in-house, and

•	near-term challenges around apparel and footwear sourcing costs.

As expected, these specific challenges are still in place with the impact largely unchanged from our previous guidance.

This previous guidance called for gross margins to decline approximately 100 basis points in 2011. Over the past six months, we have raised our top line guidance by approximately $90 million, or nearly 7%. There is a balance between trying to service this strong demand for our brand with our ability to execute operationally. The level of efficiencies in planning for, and executing on this demand are not where we need them to be. Because of this challenge to meet demand and with the continued near-term pressures around sourcing costs, we currently expect gross margins in 2011 to decline approximately 160 to 180 basis points, compared to our previous guidance of down approximately 100 basis points.

Let me walk you through the factors that have led to this change from our prior guidance. The first major factor relates to higher sales allowances. As we continue to chase increasing demand this year, we have not optimally serviced our wholesale accounts resulting in higher sales allowances. The other major factor relates to the profitability of our Factory House channel. While our Direct-to-Consumer gross margin dollars will be significantly higher in 2011, our gross margin percentage in this channel will be lower than initially planned due to a higher mix of sales from lower-margin closeout product. These two factors are the primary drivers contributing to the change in our guidance on gross margins for the full year.

From a quarterly standpoint, we expect the greatest year-over-year gross margin pressure to occur in the third quarter with declines expected to moderate for the fourth quarter.

As we have said on previous calls, we are building a long-term platform for growth and remain focused on investing in people, process, and systems in order to gain efficiencies and leverage opportunities around gross margin. While servicing the strong demand for our products poses challenges to our operational platform, we are making important strides in building the team to make our supply chain a core competency. These include the hiring of:

•	an SVP of Sourcing earlier this year, who brings over 28 years of global sourcing expertise, and

•	an SVP of Planning earlier this month, who brings over 18 years of experience.

In addition to this leadership, we continue to add talent and are re-aligning our processes to help drive improvements in our supply chain.

Now to inventory which, as expected, hit peak year-over-year growth levels during the second quarter. As we indicated last quarter, we expect the year-over-year inventory growth rate to move more in line with our net revenues growth in both the third and fourth quarters. Part of this movement will reflect our lapping of incremental inventory investments, which we commenced in last year’s third quarter to better service demand. We will also be shipping the ColdGear Evo product that we have been carrying the past few quarters. We continue to work toward our goals of delivering a forward inventory turn of 3 times and a 90%-95% fill-rate.

Despite the additional gross margin pressure, our top line upside is allowing us to better leverage our SG&A expenses this year. Marketing is an area where we now plan to be at approximately 11.3%-11.5% of net revenues, down from our prior guidance of approximately 12% of net revenues. Importantly, this lower spending target in no way means that we are sacrificing our ability to tell compelling product stories. Our second half plans include a new Footwear advertising campaign, expanded basketball investments including a TV campaign and the addition of two first round draft picks to our roster: Derrick Williams and Kemba Walker. And finally, we will invest with our leading retail partners in developing compelling new shop-in-shops and co-branded holiday commercials. This spending is expected to be concentrated in the third quarter, where we expect a similar year-over-year rate of spending as a percentage of net revenues, before leveraging in the fourth quarter.

With these puts and takes, we are able to raise our operating income guidance and the high-end of our implied operating margin target by 10 basis points. While the near-term components of our operating margin structure have changed, we believe the challenges driving this are largely operational and a by-product of strong consumer demand. We are taking the prudent steps to address these challenges and believe key leadership is in place to enact changes.

Now, we would like to open the call for your questions. We ask that you limit your questions to two per person, so we can get to as many of you as possible. Operator?

Forward Looking Statements

Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; changes in consumer preferences or the reduction in demand for performance apparel, footwear and other products; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and maintain the services of our senior management and key employees. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.